Exhibit 99.1

Middlesex Water Company Announces a Dividend Increase

ISELIN, N.J., Oct. 26, 2007 (PRIME NEWSWIRE) -- Middlesex Water Company (Nasdaq:MSEX) has announced that its Board of Directors has approved an increase in the Company's quarterly cash dividend. The dividend will increase to $0.1750 from $0.1725. The new dividend rate is payable December 3, 2007 to shareholders of record as of November 15, 2007. This dividend increase raises the annual dividend to $0.70 from $0.69 per share of common stock.

The Company has paid cash dividends in varying amounts continually since 1912. Middlesex Water has a Dividend Reinvestment Plan (DRP) under which dividends and optional cash payments can be used to purchase additional shares of Common Stock.

Headquartered in Iselin, NJ, Middlesex Water Company is a provider of water, wastewater and related services in New Jersey and Delaware, with recent approvals to begin operations in Maryland. For additional information regarding Middlesex Water Company, visit the Company's web site at www.middlesexwater.com or call (732) 634-1500.

The Middlesex Water Company logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3699

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

CONTACT:  Middlesex Water Company
          Bernadette Sohler, Vice President - Corporate Affairs
          (732) 634-1500 Ext. 281